
<ARTICLE> 5

<LEGEND>
This schedule contains summary information extracted from the condensed consolidated balance sheet at December 31, 1997, and the condensed consolidated statements of income for the 3 and 6 months ended December
31, 1997 and 1996. Both are qualified in their entirety by reference to such.
</LEGEND>


<PERIOD-TYPE>                    3-MOS         3-MOS         6-MOS        6-MOS
<FISCAL-YEAR-END>          MAR-31-1998   MAR-31-1997   MAR-31-1998  MAR-31-1997
<PERIOD-END>               DEC-31-1997   DEC-31-1996   DEC-31-1997  DEC-31-1996
<CASH>                         113,182             0             0            0
<SECURITIES>                         0             0             0            0
<RECEIVABLES>               29,794,264             0             0            0
<ALLOWANCES>                 5,166,444             0             0            0
<INVENTORY>                          0             0             0            0
<CURRENT-ASSETS>                     0             0             0            0
<PP&E>                         602,046             0             0            0
<DEPRECIATION>                 413,206             0             0            0
<TOTAL-ASSETS>              31,237,447             0             0            0
<CURRENT-LIABILITIES>       24,487,348             0             0            0
<BONDS>                              0             0             0            0
<PREFERRED-MANDATORY>                0             0             0            0
<PREFERRED>                          0             0             0            0
<COMMON>                     3,772,553             0             0            0
<OTHER-SE>                   2,977,546             0             0            0
<TOTAL-LIABILITY-AND-EQUITY>31,237,447             0             0            0
<SALES>                        105,175       112,301       326,915      349,613
<TOTAL-REVENUES>             2,004,064     1,456,755     5,764,733    4,542,027
<CGS>                           25,531        23,053        70,166       70,609
<TOTAL-COSTS>                  860,008       632,365     2,477,629    1,907,189
<OTHER-EXPENSES>                21,000        20,843        75,000       63,030
<LOSS-PROVISION>               250,115       177,000       530,540      363,121
<INTEREST-EXPENSE>             534,444       395,867     1,534,632    1,214,469
<INCOME-PRETAX>                312,966       207,627     1,076,766      923,609
<INCOME-TAX>                   124,157        82,080       421,288      354,887
<INCOME-CONTINUING>            188,809       125,547       655,478      568,722
<DISCONTINUED>                       0             0             0            0
<EXTRAORDINARY>                      0             0             0            0
<CHANGES>                            0             0             0            0
<NET-INCOME>                   188,809       125,547       655,478      568,722
<EPS-PRIMARY>                      .08           .05           .28          .27
<EPS-DILUTED>                      .08           .05           .28          .26

<F1> Receivables are presented net of unearned finance charges, non-refundable dealer reserve and allowance for doubtful accounts.

<F2> Allowances are total reserves for credit losses, comprised of non-refundable dealer reserve and allowances for doubtful accounts.



